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                                                                      EXHIBIT 4




                               KMART CORPORATION

                          Certificate of Designation,
                      Preferences and Rights Providing for
                     an Issue of Preferred Stock Designated
                     "Series C Convertible Preferred Stock"

                 Pursuant to the authority vested in the Board of Directors of Kmart Corporation (the "Company") by the Articles of Incorporation, a series of Preferred Stock is hereby created and the designation and amount thereof and the relative rights and preferences of the shares of such series are as follows:


F.         Series C Convertible Preferred Stock.

                 1. Designation and Amount. The shares of such series shall be designated as "Series C Convertible Preferred Stock", no par value (hereinafter called the "Series C Preferred Stock"), and the authorized number of shares constituting such series shall be 796,827 shares.

                 2        Dividends.  From the date of issuance of the Series C
Preferred Stock, the holders of outstanding shares of the Series C Preferred Stock will be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cumulative preferential cash dividends at the per share rate of $2.875 per quarter for each of the quarters ending on March 14, June 14, September 14 and December 14, and no more (hereinafter called "Preferential Dividends"), payable in arrears on each succeeding March 15, June 15, September 15 and December 15, respectively (each such date being hereinafter referred to as a "Preferential Dividend Payment Date"), commencing September 15, 1994. If as of any Preferential Dividend Payment Date between November 1, 1996 and October 31, 1998, the average of the daily Closing Prices of the Common Stock for the 90 Trading Dates ending on the second Trading Date prior to such Preferential Dividend Payment Date (with such Closing Prices appropriately adjusted to take into account the occurrence during such 90-day period of any stock splits, combinations, stock dividends and the like) is 25 percent or more above the amount obtained by dividing $200 by the Conversion Rate then in effect, the dividend payable on that Preferential Dividend Payment Date only shall be reduced to an amount equal to the product of the dividend paid per share on the Common Stock during the immediately preceding three months period multiplied by the number of shares of Common Stock which a holder of Series C Preferred Stock would have been entitled to receive if his or her shares of such stock had been converted at the Conversion Rate in effect immediately prior to the record date for the Series C Preferred Stock dividend. If any Preferential Dividend Payment Date shall be or be declared a national or New York state holiday or if New York money center banks shall be closed because of a banking moratorium or otherwise on such date, then the Preferential Dividend Payment Date shall be on the next succeeding day on which such banks shall be open. Each such dividend will be payable to holders of record as they appear on the stock books of the Company on such record dates, not less than 10 nor more than 50 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Dividends on the Series C Preferred Stock shall accrue on a daily basis commencing on the date of issuance of the Series C Preferred Stock and accrued dividends for each quarterly dividend period shall accumulate, to the extent not paid, on the Preferential Dividend Payment Date first following the quarter for which they accrue. Preferential Dividends shall accrue

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whether or not the Company shall have earnings, whether or not there shall be funds legally available for the payment of such dividends and whether or not such dividends are declared. Accumulated dividends shall not bear interest. Dividends (or cash amounts equal to accrued and unpaid dividends) payable on the Series C Preferred Stock for any period longer or shorter than a quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

                 3.       Conversion into Common Stock.

                 (a) General; Conversion Rate. Each holder of shares of Series C Preferred Stock shall have the right, at such holder's option, at any time (but not later than the close of business on the date fixed for the redemption thereof in any notice of redemption given pursuant to the provisions of Section 4(b) hereof if there is no default in redemption payments) in whole or in part, upon written notice to the Company to convert all or a portion of such shares into fully paid and non-assessable shares of Common Stock. A holder of shares of Series C Preferred Stock, upon conversion of each such share, shall:

                 (i) receive 6.4872 shares of Common Stock for each share of Series C Preferred Stock being converted by such holder (subject to adjustment as set forth below, hereinafter called the "Conversion Rate"); and

                 (ii) be entitled to receive an amount in cash equal to all accrued and unpaid dividends on such share to and including the date of conversion, whether or not earned or declared, out of funds legally available therefor.

                 (b) Notice of Conversion. Each share of Series C Preferred Stock shall be convertible at the office of the Company or at such other office or offices, if any, as the Company may designate. The right of the holders of Series C Preferred Stock to convert their shares shall be exercised by surrendering for such purpose to the Company or other designated office, as provided above, certificates representing shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer.

                 (c) Adjustments to Conversion Rate. The Conversion Rate to be used to determine the number of shares of Common Stock to be delivered on conversion of the Series C Preferred Stock into shares of Common Stock shall be subject to adjustment from time to time as provided below in this subparagraph
(c). All adjustments to the Conversion Rate shall be calculated to the nearest 1/100th of a share of Common Stock. Such rate in effect at any time is hereinafter called the "Conversion Rate."

                 (i) If the Company shall at any time on or after June 3, 1994 either

                          (1) pay a dividend or make a distribution with respect to Common Stock in shares of Common Stock,





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                        (2)      subdivide or split its outstanding shares of
                Common Stock,

                        (3) combine its outstanding shares of Common Stock into a smaller number of shares, or

                        (4) issue by reclassification of its shares of Common Stock any shares of Common Stock of the Company,


                 then, in any such event, the Conversion Rate in effect immediately prior thereto shall be adjusted so that the holder of a share of Series C Preferred Stock shall be entitled to receive on the conversion of such share of Series C Preferred Stock, the number of shares of Common Stock which such holder would have owned or been entitled to receive after the happening of any of the events described above had such share of the Series C Preferred Stock been surrendered for conversion at the Conversion Rate in effect immediately prior to such time. Such adjustment shall become effective at the opening of business on the business day next following the record date for determination of stockholders entitled to receive such dividend or distribution in the case of a dividend or distribution and shall become effective immediately after the effective date in case of a subdivision, split, combination or reclassification; and any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under clauses (ii) and (iii) below.

                      (ii) If the Company shall at any time on or after June 3, 1994 issue Common Stock (or rights or warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock, collectively hereinafter called "Derivative Securities"), to all holders of its Common Stock at a price per share less than the Current Market Price per share (determined pursuant to clause (vi) below) of the Common Stock on the record date for the determination of stockholders entitled to receive such Derivative Securities, then in each case the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior thereto by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such Derivative Securities, immediately prior to such issuance, plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such Derivative Securities, immediately prior to such issuance, plus the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase would purchase at such Current Market Price (determined by multiplying such total number of shares by the exercise price of such Derivative Securities and dividing the product so obtained by such Current Market Price). Shares of Common Stock owned by the Company or by another company of which a majority of the shares entitled to vote in the election of directors are held, directly or indirectly, by the Company shall not be deemed to be outstanding for purposes of such computation. Such adjustment shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such Derivative Securities. In the case of the issuance of Derivative Securities, to the extent that





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                 shares of Common Stock are not delivered after the expiration of such Derivative Securities, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the issuance of such Derivative Securities been made upon the basis of delivery of only the number of shares of Common Stock actually delivered.

                      (iii) If the Company shall at any time on or after June 3, 1994 pay a dividend or make a distribution to all holders of its Common Stock of evidence of its indebtedness, securities or other assets (excluding any cash dividends or distributions and dividends referred to in clause (i) above or securities referred to in clause (ii) above), then in each such case the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the date of such distribution by a fraction, of which the numerator shall be the Current Market Price per share of Common Stock (determined pursuant to clause (vi) below) on the record date mentioned below, and of which the denominator shall be such Current Market Price per share of Common Stock less the fair market value (as determined by the Board of Directors of the Company, whose determination shall be conclusive) as of such record date of the portion of the assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, applicable to one share of Common Stock. Such adjustment shall become effective on the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such distribution.

                      (iv) Anything in this Section 3 notwithstanding, the Company shall be entitled to make such upward adjustments in the Conversion Rate, in addition to those required by this
                 Section 3, as it in its discretion shall determine to be advisable, in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or a distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to
                 Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Company to its stockholders shall not be taxable.

                      (v) Anything in this Section 3 notwithstanding, no adjustment in the Conversion Rate shall be made as a result of any issuance of certificates representing, or otherwise as a result of, the rights issued in connection with the Rights Agreement dated as of May 17, 1988, as amended as of May 29, 1991 between the Company and NBD Bank, N.A., and as the same may be further amended (hereinafter called the "Rights Agreement").

                      (vi) As used in this Section 3, the Current Market Price per share of Common Stock on any date shall be the average of the daily Closing Prices for the five consecutive Trading Dates ending on and including the date of determination of the Current Market Price (appropriately adjusted to take into account the occurrence during such five-day period of any event that results in an adjustment of the Conversion Rate); provided, however, that if the Closing Price for the Trading Date next following such five-day period (hereinafter called the "next-day closing price") is less than 95% of such average, then the Current Market Price per share of Common Stock on such date of determination shall be the next-day closing price.

                      (vii) Whenever the Company shall propose to take any of the actions





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                 specified in Section 5 or in paragraphs (i), (ii) or (iii) of this Section 3, the Company shall cause a notice to be mailed at least 15 days prior to the date on which the books of the Company will close or on which a record will be taken for such action, to the holders of record of the outstanding Series C Preferred Stock on the date of such notice. Such notice shall specify the action proposed to be taken by the Company and the date as of which holders of record of the Common Stock shall participate in any such action or be entitled to exchange their Common Stock for securities or other property, as the case may be. The Company will also notify the holders of record of the outstanding Series C Preferred Stock of the occurrence of any event that would cause a Distribution Date (as defined in the Rights Agreement) to occur; and such notification shall be by personal delivery, facsimile or reliable overnight courier, in each case delivered as soon as possible but at least 5 business days prior to the Distribution Date.

                 (d) Notice of Adjustments. Whenever the Conversion Rate is adjusted as herein provided, the Company shall forthwith compute the adjusted Conversion Rate in accordance with this Section 3 and prepare a certificate signed by the Chairman, the President, any Vice President or the Treasurer of the Company setting forth the adjusted Conversion Rate, the facts requiring such adjustment and the method of calculation thereof and mail such certificate to the holders of record of the outstanding shares of Series C Preferred Stock.

                 (e) Reservation of Shares of Common Stock. A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion or redemption of the Series C Preferred Stock outstanding upon the basis herein provided shall be reserved by the Company, free from preemptive rights, for such conversion or redemption.

                 4.       Redemption

                 (a) Company's Right to Call for Redemption. The Series C Preferred Stock may not be redeemed by the Company pursuant to this Section 4 prior to November 1, 1999. Thereafter the Company shall have the right to call, in whole or in part, the outstanding shares of Series C Preferred Stock for redemption. Upon such call, the Company shall deliver to the holders thereof in exchange for each such share called for redemption, (A) a number of shares of Common Stock equal to one times a fraction, the numerator of which is $200 and the denominator of which is the 20-Day Market Price of the Common Stock on the second Trading Date prior to the Redemption Date, and (B) an amount in cash equal to all accrued and unpaid dividends on such share to the Redemption Date. Notwithstanding the above, a holder of Series C Preferred Stock shall have the right to convert such stock pursuant to Section 3 at any time prior to the Redemption Date (as defined below). If less than all outstanding shares of Series C Preferred Stock are called for redemption, the shares to be redeemed shall be selected by the Company on a pro rata basis among all the holders of outstanding shares of Series C Preferred Stock.

                 (b) Notice of Call for Redemption by Company. The Company will provide notice of any call for redemption of shares of Series C Preferred Stock to holders of record of the Series C Preferred Stock to be redeemed not less than 30 nor more than 60 days prior to the date





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fixed for redemption (hereinafter called the "Redemption Date").  Such notice may be provided by mailing notice of such redemption first class postage prepaid, to the holders of record of the Series C Preferred Stock to be redeemed, at such holder's address as it appears on the stock register of the Company. Each such notice shall state: (i) the Redemption Date; (ii) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the number of shares of Common Stock deliverable upon redemption; (iv) the place or places where certificates for such shares are to be surrendered; and (v) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date unless the Company shall default in providing the shares of Common Stock at the time and place specified in such notice.

                 (c) Holder(s) Right to Compel the Company to Call for Redemption. At any time and from time to time after the date of issuance of the Series C Preferred Stock and until December 15, 1995, the holder(s) of shares of Series C Preferred Stock shall have the right to require the Company to call for redemption up to twenty-five percent (25%) of the outstanding shares of Series C Preferred Stock, and at any time and from time to time after December 15, 1995 and until November 1, 1997, the holder(s) of shares of Series C Preferred Stock shall have the right to require the Company to call for redemption up to twenty-five percent (25%) of the outstanding shares of Series C Preferred Stock plus such number of the outstanding shares of Series C Preferred Stock which the holders thereof had the right to require the Company to call for redemption as provided above prior to December 15, 1995 but which were not redeemed as provided above prior to December 15, 1995. Provided, however, each redemption provided above must be for a minimum of 36,678 shares of Series C Preferred Stock or, if less, all of the Series C Preferred Stock owned by the holder requesting redemption. After November 1, 1997, the holder(s) of shares of Series C Preferred Stock shall have the right to require the Company to call up to all of the outstanding shares of Series C Preferred Stock for redemption. If holder(s) of Series C Preferred Stock request redemption of their shares into a greater percentage than permitted above, the shares of Series C Preferred Stock to be redeemed shall be selected by the Company on a pro-rata basis among those holders requesting redemption based upon the number of shares of Series C Preferred Stock owned by such holders. Such right on the part of the holder(s) of the Series C Preferred Stock shall expire on October 30, 2017. Upon such call, the Company shall deliver to the holders thereof in exchange for each such share called for redemption, (A) a number of shares of Common Stock equal to one times a fraction, the numerator of which is $200 and the denominator of which is the 20-Day Market Price of the Common Stock on the second Trading Date prior to the Holder's Redemption Date (defined below), and (B) an amount in cash equal to all accrued and unpaid dividends on such share to the Holder's Redemption Date. Notwithstanding the above, a holder of Series C Preferred Stock shall have the right to convert such stock pursuant to Section 3 at any time prior to the Holder's Redemption Date.

                 (d) Notice of Call for Redemption by Holder(s). The holder(s) of Series C Preferred Stock shall provide notice to the Company not less than 30 nor more than 60 days prior to the date the holder(s) exercise the right to compel redemption as set forth in subparagraph (c) above. Such notice may be provided by mailing notice of such required redemption first class postage prepaid to the Company. Such notice shall specify the date fixed for redemption (hereinafter called the "Holder's Redemption Date").

                 (e) Status of Shares. Provided that the Company has (i) in the case of a redemption at the option of the Company, given the redemption notice described in subparagraph (b) above, and (ii) in the case of any redemption delivered all shares of Common Stock and amounts owing for fractional shares upon such redemption, then all shares to be so redeemed shall be deemed to have been redeemed as of the close of business of the Company on the Redemption Date.





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                 5.       Recapitalization, Consolidation, Merger or Sale of
Assets. In the event that the Company shall be a party to any transaction including without limitation any (i) recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), (ii) any consolidation or merger of the Company with or into any other person or any merger of another person into the Company (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company, (iii) any sale or transfer of all or substantially all of the assets of the Company, or (iv) any compulsory share exchange pursuant to which the Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive other securities, cash or other property, then appropriate provision shall be made as part of the terms of such transaction whereby the holder of each share of Series C Preferred Stock then outstanding shall thereafter have the right to convert such shares only into the kind and amount of securities, cash and other property receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Series C Preferred Stock might have been converted immediately prior to such transaction. The corporation or the person formed by such consolidation or resulting from such merger or which acquired such assets or which acquired the Company's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be nearly equivalent as may be practicable to the adjustments provided for in this Section 5. The above provisions shall similarly apply to successive transactions of the type described in this Section.

                 6. No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion or redemption of shares of the Series C Preferred Stock but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of shares of the Series C Preferred Stock surrendered by the same holder for conversion or redemption on any conversion or redemption date, the holders shall have the right to receive in lieu of such fraction an amount in cash equal to the same fraction of the Current Market Price of the Common Stock (determined pursuant to Section 3(c)(vi)) determined, in the case of any conversion or redemption, as of the second Trading Date immediately preceding the relevant Notice Date.

                 7.       Liquidation Rights.

                          (a)     The amount which the holders of Series C
Preferred Stock shall be entitled to receive in the event of any dissolution, liquidation or winding up of the affairs of the Company, whether voluntary or involuntary (collectively, hereinafter called a "Liquidation") out of the net assets of the Company, shall be $200 per share plus an amount equal to all Preferential Dividends accrued and unpaid thereon (including dividends accumulated and unpaid) to the date of Liquidation, and no more. After such amount is paid in full, no further distributions or payment shall be made in respect of shares of Series C Preferred Stock, such shares of Series C Preferred Stock shall no longer be deemed to be outstanding or be entitled to any privilege of exchange or conversion or to any other powers, preferences, rights or privileges, including voting rights, and such shares of Series C Preferred Stock shall be surrendered for cancellation to the Company.

                          (b)     The full amount payable to the holders of the
Series C Preferred Stock shall be paid before any distribution shall be made to the holders of Common Stock or any





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other class of stock or series thereof ranking junior to the Series C Preferred
Stock with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company. No payment on account of any Liquidation shall be made to the holders of any class or series of stock ranking on a parity with the Series C Preferred Stock in respect of the distribution of assets upon dissolution, liquidation or winding up unless there shall likewise be paid at the same time to the holders of the Series C Preferred Stock like proportionate amounts determined ratably in proportion to the full amounts to which the holders of all outstanding shares of Series C Preferred Stock and the holders of all outstanding shares of such parity stock are respectively entitled with respect to such distribution.

                          (c)     If the assets distributable to the holders of
Series C Preferred Stock on any Liquidation shall be insufficient to permit the payment to such holders of the full amounts to which they are entitled in such circumstances, then such assets or the proceeds thereof shall be distributed among such holders ratably in proportion to the sums which would be payable to such holders if all such sums were paid in full.

                          (d)     Neither the merger nor consolidation of the
Company into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Company, nor a sale, transfer or lease of all or any part of the assets of the Company, shall be deemed to be a Liquidation for purposes of this Section 7.

                 8. Voting Rights. The holders of shares of Series C Preferred Stock shall have such voting rights as provided in Section B of
Article III of the Articles of Incorporation.

                 9.       Definitions.  As used herein:

                          (a) the term "business day" shall have the same meaning set forth in the Rights Agreement (as defined in Section 3(c)(v));

                          (b) the term "Closing Price" on any day shall mean the closing sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices of the Common Stock on the over- the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or if not so available in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Company for that purpose;

                          (c)   the term "Common Stock" shall mean the
                 Company's Common Stock, $1.00 par value per share;

                          (d) the term "Notice Date" with respect to any notice given by the Company in connection with a conversion or redemption or with respect to any





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                 notice given by a holder of the Series C Preferred Stock in connection with a conversion or required redemption, of any of the Series C Preferred Stock shall be the date of the mailing of such notice;

                          (e) the term "Trading Date" shall mean a date on which the New York Stock Exchange (or any successor to such Exchange) is open for the transaction of business.

                          (f) the term "20-Day Market Price of the Common Stock" shall mean on any date the average of the daily Closing Prices of the Common Stock for the twenty consecutive Trading Dates ending on and including the date of determination of the 20-Day Market Price of the Common Stock (appropriately adjusted to take into account the occurrence during such twenty-day period of any stock splits, combinations, stock dividends and the like); provided, however, that if the Closing Price for the Trading Date next following such twenty-day period (hereinafter called the "next-day closing price") is less than 95% of such average, then the 20-Day Market Price of the Common Stock on such date of determination shall be the next-day closing price.

                 10. Cancellation. All shares of Series C Preferred Stock which shall have been converted or redeemed for shares of Common Stock or which shall have been purchased or otherwise acquired by the Company shall assume the status of authorized but unissued shares of Preferred Stock undesignated as to series.

                 11. Increase in Shares. The number of shares of Series C Preferred Stock may, to the extent of the Company's authorized and unissued Preferred Stock, be increased by further resolution duly adopted by the Board of Directors and the filing of an amendment to the Articles of Incorporation of the Company.





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